Exhibit 5.1

O’Melveny & Myers LLP	T: +1 949 823 6900
610 Newport Center Drive 17th Floor Newport Beach, CA 92660-6429	F: +1 949 823 6994 omm.com

September 25, 2020

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, WA 98188

Re:     Registration of Resale of Warrants to Purchase 888,669 Shares of Common Stock and 888,669 Shares of Common Stock Issuable upon Exercise of the Warrants

Ladies and Gentlemen:

We have acted as special counsel to Alaska Air Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of (i) the Registration Statement on Form S-3 filed by the Company on September 25, 2020 (Registration No. 333-249054) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) a base prospectus, dated September 25, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and (iii) a prospectus supplement, dated September 25, 2020, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Prospectus Supplement relates to the offer and sale from time to time by the selling securityholder named in the Prospectus Supplement (the “Selling Securityholder”) of (y) warrants (the “Warrants”) to purchase up to an aggregate of 888,669 shares of our common stock, par value $0.01 per share (“Common Stock”), and (z) 888,669 shares of our Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares” and, together with the Warrants, the “Securities”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those corporate and other records and documents as we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Amended and Restated Warrant Agreement, dated as of June 23, 2020, between the Company and the United States Department of the Treasury;

(iii)	the Warrants;

(iv)	the Amended and Restated Certificate of Incorporation of the Company as presently in effect (the “Certificate of Incorporation”);

(v)	the Amended and Restated Bylaws of the Company as presently in effect (the “Bylaws” and, together with the Certificate of Incorporation, the “Organizational Documents”); and

(vi)

certain resolutions, or actions by written consent, adopted by the Board of Directors of the Company (the “Board of Directors”), relating to the registration of the issuance and sale of the Securities and the issuance and sale of the Securities to the Selling Securityholder and related matters.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.     The Warrants are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally (including, without limitation, fraudulent conveyance laws) or by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

2.     Upon the issuance, payment for and delivery of the Warrant Shares in accordance with the Warrants (including the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the Company’s Common Stock or the book-entry of the Warrant Shares by the registrar of the Company’s Common Stock in the name of The Depository Trust Company or its nominee), the Warrant Shares will be validly issued, fully-paid and nonassessable.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus or any other prospectus supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 25, 2020 and to the reference to this firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,
/s/ O’Melveny & Myers LLP